Filed pursuant to Rule 424(b)(2)
Registration No. 333-213335

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)(3)
Common Stock, par value $0.01 per share	15,282,392 Shares	$75.25	$1,149,999,998	$143,175

(1)	Includes 1,993,355 shares that may be purchased by the underwriters pursuant to their option to purchase additional shares.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(3)	Pursuant to Rules 457(o) and 457(r) under the Securities Act of 1933, the registration fee was calculated based on the maximum aggregate offering price. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Entergy Corporation’s Registration Statement on Form S-3 (File No. 333-213335), which was filed August 26, 2016.

Prospectus Supplement

(To Prospectus dated May 4, 2018)

13,289,037 Shares

Common Stock

The forward sellers referred to below are offering 13,289,037 shares of our common stock, par value $0.01 per share. We have entered into forward sale agreements with each of Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC and an affiliate of J.P. Morgan Securities LLC, whom we refer to in such capacity as the “forward purchasers,” with respect to an aggregate of 13,289,037 shares of our common stock. In connection with these forward sale agreements, the forward purchasers or their affiliates and/or agents, whom we refer to in such capacity as the “forward sellers,” at our request, are borrowing from third parties and selling to the underwriters an aggregate of 13,289,037 shares of our common stock. If in the good faith, commercially reasonable judgment of a forward purchaser, it or its affiliate is unable to borrow and deliver for sale on the anticipated closing date a number of shares of our common stock underlying its forward sale agreement, or that it or its affiliate would be unable to borrow, at a stock loan rate not greater than a specified rate, and deliver for sale on the anticipated closing date such number of shares of our common stock, or if certain other conditions to such forward seller’s obligations have not been satisfied, then we will issue and sell directly to the underwriters a number of shares of our common stock equal to the number of shares that such forward seller does not borrow and deliver.

We will not initially receive any proceeds from the sale of our common stock sold by the forward sellers to the underwriters, except in certain circumstances described in this prospectus supplement, including the last sentence of the previous paragraph. Each forward sale agreement provides for settlement on a settlement date or dates to be specified at our discretion on or prior to June 7, 2019. If we elect to cash settle all or a portion of the forward sale agreements, we may not receive any proceeds from such election, and we may owe cash to one or more of the forward purchasers. If we elect to net share settle all or a portion of the forward sale agreements, we will not receive any cash proceeds from such election, and we may owe shares of our common stock to one or more of the forward purchasers.

Our common stock is listed on both the New York Stock Exchange and the Chicago Stock Exchange under the symbol “ETR.” On June 6, 2018, the last reported sale price of our common stock on the New York Stock Exchange was $76.40 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement to read about factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per share	Total
Public offering price	$75.25	$1,000,000,034
Underwriting discount	$0.80	$10,631,229
Proceeds to Entergy Corporation, before expenses (1)	$74.45	$989,368,805

(1)	We expect to receive net proceeds, before expenses, from the sale of our common stock of approximately $989.4 million upon full physical settlement of the forward sale agreements, which we expect to occur on or prior to June 7, 2019. For purposes of calculating the estimated net proceeds to us, we have assumed that the forward sale agreements are fully physically settled based on the initial forward sale price of $74.45 per share, which is equal to the public offering price per share less the underwriting discount shown above. The forward sale price is subject to adjustment pursuant to the forward sale agreements, and the actual proceeds, if any, will be calculated as described in this prospectus supplement. Although we expect to settle the forward sale agreements entirely by the full physical delivery of shares of our common stock to the forward purchasers in exchange for cash proceeds, we may elect cash settlement or net share settlement for all or a portion of our obligations under one or more forward sale agreements, in which case we may receive no cash proceeds or substantially less cash proceeds than is reflected in the above table upon settlement, or we may be required to deliver cash or shares of our common stock to the forward purchasers. See “Underwriting (Conflicts of Interest)—Forward Sale Agreements” for a description of the forward sale agreements.

We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 1,993,355 shares of our common stock, solely to cover any over-allotments, if any, at the public offering price per share less the underwriting discount shown above. If such option is exercised, we may, in our sole discretion, enter into additional forward sale agreements with each of the forward purchasers in respect of the number of shares of our common stock that are subject to the exercise of such option. Unless the context requires otherwise, the term “forward sale agreements” as used in this prospectus supplement includes any additional forward sale agreements that we may enter into with a forward seller in connection with the exercise by the underwriters of their over-allotment option. If such option is exercised and we elect not to enter into additional forward sale agreements, we have agreed to issue and sell directly to the underwriters the number of shares of our common stock that are subject to the exercise of such option. If we enter into additional forward sale agreements, and if in the good faith, commercially reasonable judgment of a forward purchaser, it or its affiliate is unable to borrow, or is unable to borrow at a stock loan rate not greater than a specified rate, and deliver for sale on the anticipated closing date for the exercise of such option, a number of shares of our common stock underlying its additional forward sale agreement, or if certain other conditions to such forward seller’s obligations have not been satisfied, then we will issue and sell directly to the underwriters a number of shares of our common stock equal to the number of shares of our common stock that such forward seller does not borrow and deliver.

The underwriters expect that the shares of our common stock will be delivered against payment on or about June 11, 2018.

Joint Book-Running Managers

Morgan Stanley	Goldman Sachs & Co. LLC	J.P. Morgan

Barclays	BofA Merrill Lynch	Citigroup	Wells Fargo Securities

Co-Managers

BNP PARIBAS	Mizuho Securities	MUFG	Scotia Howard Weil

June 6, 2018

This prospectus supplement, the accompanying prospectus and any free-writing prospectus that we file with the Securities and Exchange Commission, or SEC, contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriters and the forward sellers have not, authorized anyone else to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than as of the dates of these documents or the dates these documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since these dates. If the information in this prospectus supplement is different from, or inconsistent with, the information in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. We are not, and the underwriters and the forward sellers are not, making an offer of our common stock in any jurisdiction where the offer is not permitted. In this prospectus supplement, “Entergy,” “we,” “us” and “our” refer to Entergy Corporation and, unless the context otherwise indicates, do not include our subsidiaries or affiliates.

Prospectus Supplement

Prospectus

FORWARD-LOOKING STATEMENTS

As used in this section, references to “Entergy,” “we,” “us” or “our” refer to Entergy Corporation including its subsidiaries and affiliates.

This prospectus supplement, the accompanying prospectus and the documents they incorporate by reference, and any related free writing prospectus may contain statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “intend,” “expect,” “estimate,” “continue,” “potential,” “plan,” “predict,” “forecast,” and other similar words or expressions are intended to identify forward-looking statements but are not the only means to identify these statements. Although we believe that these forward-looking statements and the underlying assumptions are reasonable, we cannot provide assurance that they will prove correct. Any forward-looking statement is based on information current as of, and speaks only as of, the respective dates of the documents in which such forward-looking statements appear. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including those factors discussed or incorporated by reference in (a) Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2017 (the “2017 Form 10-K”), (b) Management’s Financial Discussion and Analysis in the 2017 Form 10-K and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, and (c) the following factors (in addition to others described elsewhere in this prospectus supplement, the accompanying prospectus and the documents they incorporate by reference, and any related free writing prospectus):

•	resolution of pending and future rate cases, formula rate proceedings and related negotiations, including various performance-based rate discussions, Entergy’s utility supply plan, and recovery of fuel and purchased power costs;

•	long-term risks and uncertainties associated with the termination in 2016 of the System Agreement among our utility operating companies relating to the sharing of generating capacity and other power resources, including the potential absence of federal authority to resolve certain issues among our utility operating companies and their retail regulators;

•	regulatory and operating challenges and uncertainties and economic risks associated with our utility operating companies’ participation in the Midcontinent Independent System Operator (“MISO”), including the benefits of continued MISO participation, the effect of current or projected MISO market rules and market and system conditions in the MISO markets, the allocation of MISO system transmission upgrade costs, and the effect of planning decisions that MISO makes with respect to future transmission investments by our utility operating companies;

•	changes in utility regulation, including with respect to retail and wholesale competition, the ability to recover net utility assets and other potential stranded costs, and the application of more stringent transmission reliability requirements or market power criteria by the Federal Energy Regulatory Commission or the U.S. Department of Justice;

•	changes in the regulation or regulatory oversight of Entergy’s nuclear generating facilities and nuclear materials and fuel, including with respect to the planned, potential, or actual shutdown of nuclear generating facilities owned or operated by our Entergy Wholesale Commodities business described below, and the effects of new or existing safety or environmental concerns regarding nuclear power plants and nuclear fuel;

•	resolution of pending or future applications, and related regulatory proceedings and litigation, for license renewals or modifications or other authorizations required of nuclear generating facilities and the effect of public and political opposition on these applications, regulatory proceedings, and litigation;

•	the performance of and deliverability of power from Entergy’s generation resources, including the capacity factors at Entergy’s nuclear generating facilities;

•	increases in costs and capital expenditures that could result from the commitment of substantial human and capital resources required for the operation and maintenance of Entergy’s nuclear generating facilities;

•	Entergy’s ability to develop and execute on a point of view regarding future prices of electricity, natural gas, and other energy-related commodities;

•	prices for power generated by Entergy’s merchant generating facilities and the ability to hedge, meet credit support requirements for hedges, sell power forward or otherwise reduce the market price risk associated with those facilities, including the Entergy Wholesale Commodities nuclear plants, especially in light of the planned shutdown or sale of each of these nuclear plants;

•	the prices and availability of fuel and power Entergy must purchase for its utility customers, and Entergy’s ability to meet credit support requirements for fuel and power supply contracts;

•	volatility and changes in markets for electricity, natural gas, uranium, emissions allowances, and other energy-related commodities, and the effect of those changes on Entergy and its customers;

•	changes in law resulting from federal or state energy legislation or legislation subjecting energy derivatives used in hedging and risk management transactions to governmental regulation;

•	changes in environmental laws and regulations, agency positions or associated litigation, including requirements for reduced emissions of sulfur dioxide, nitrogen oxide, greenhouse gases, mercury, particulate matter, heat, and other regulated air and water emissions, requirements for waste management and disposal and for the remediation of contaminated sites, wetlands protection and permitting, and changes in costs of compliance with these environmental laws and regulations;

•	changes in laws and regulations, agency positions, or associated litigation related to protected species and associated critical habitat designations;

•	the effects of changes in federal, state or local laws and regulations, and other governmental actions or policies, including changes in monetary, fiscal, tax, environmental, or energy policies;

•	uncertainty regarding the establishment of interim or permanent sites for spent nuclear fuel and nuclear waste storage and disposal and the level of spent fuel and nuclear waste disposal fees charged by the U.S. government or other providers related to such sites;

•	variations in weather and the occurrence of hurricanes and other storms and disasters, including uncertainties associated with efforts to remediate the effects of hurricanes, ice storms, or other weather events and the recovery of costs associated with restoration, including accessing funded storm reserves, federal and local cost recovery mechanisms, securitization, and insurance;

•	effects of climate change, including the potential for increases in sea levels or coastal land and wetland loss;

•	changes in the quality and availability of water supplies and the related regulation of water use and diversion;

•	Entergy’s ability to manage its capital projects and operation and maintenance costs;

•	Entergy’s ability to purchase and sell assets at attractive prices and on other attractive terms;

•	the economic climate, and particularly economic conditions in Entergy’s utility service area and the northern United States and events and circumstances that could influence economic conditions in those areas, including power prices, and the risk that anticipated load growth may not materialize;

•

federal income tax reform, including the enactment of the Tax Cuts and Jobs Act, and its intended and unintended consequences on financial results and future cash flows, including the potential impact to credit ratings, which may affect Entergy’s ability to borrow funds or increase the cost of borrowing in the future;

•	the effects of Entergy’s strategies to reduce tax payments, especially in light of federal income tax reform;

•	changes in the financial markets and regulatory requirements for the issuance of securities, particularly as they affect access to capital and Entergy’s ability to refinance existing securities, execute share repurchase programs, and fund investments and acquisitions;

•	actions of rating agencies, including changes in the ratings of debt and preferred stock, changes in general corporate ratings, and changes in the rating agencies’ ratings criteria;

•	changes in inflation and interest rates;

•	the effect of litigation and government investigations or proceedings;

•	changes in technology, including (i) Entergy’s ability to implement new technologies, (ii) the impact of changes relating to new, developing, or alternative sources of generation such as distributed energy and energy storage, energy efficiency, demand side management, and other measures that reduce load, and (iii) competition from other companies offering products and services to our customers based on new or emerging technologies;

•	the effects, including increased security costs, of threatened or actual terrorism, cyber-attacks or data security breaches, natural or man-made electromagnetic pulses that affect transmission or generation infrastructure, accidents, and war or a catastrophic event such as a nuclear accident or a natural gas pipeline explosion;

•	Entergy’s ability to attract and retain talented management, directors, and employees with specialized skills;

•	changes in accounting standards and corporate governance;

•	declines in the market prices of marketable securities and resulting funding requirements and the effects on benefits costs for Entergy’s defined benefit pension and other postretirement benefit plans;

•	future wage and employee benefit costs, including changes in discount rates and returns on benefit plan assets;

•	changes in decommissioning trust fund values or earnings or in the timing of, requirements for, or cost to decommission Entergy’s nuclear plant sites and the implementation of decommissioning of such sites following shutdown;

•	the decision to cease merchant power generation at all Entergy Wholesale Commodities nuclear power plants by mid-2022, including the implementation of the planned shutdowns of Pilgrim, Indian Point 2, Indian Point 3, and Palisades nuclear stations;

•	the effectiveness of Entergy’s risk management policies and procedures and the ability and willingness of its counterparties to satisfy their financial and performance commitments;

•	factors that could lead to impairment of long-lived assets; and

•	the ability to successfully complete strategic transactions Entergy may undertake, including mergers, acquisitions, divestitures, or restructurings, regulatory or other limitations imposed as a result of any such strategic transaction, and the success of the business following any such strategic transaction.

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus or in the documents incorporated by reference herein or therein. It may not contain all the information that is important to you. You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein in their entirety before making an investment decision.

Entergy Corporation

As used in this section, references to “Entergy,” “we,” “us” or “our” refer to Entergy Corporation including its subsidiaries and affiliates.

We are an integrated energy company engaged primarily in electric power production and retail distribution operations. We own and operate power plants with approximately 30,000 MW of electric generating capacity, including nearly 9,000 MW of nuclear power. We deliver electricity to 2.9 million utility customers in Arkansas, Louisiana, Mississippi and Texas. We currently have annual revenues of approximately $11 billion and more than 13,000 employees.

We operate primarily through two business segments: Utility and Entergy Wholesale Commodities.

•	The Utility business segment includes the generation, transmission, distribution, and sale of electric power in portions of Arkansas, Mississippi, Texas, and Louisiana, including the City of New Orleans; and operation of a small natural gas distribution business.

•	The Entergy Wholesale Commodities business segment includes the ownership, operation, and decommissioning of nuclear power plants located in the northern United States and the sale of the electric power produced by our operating plants to wholesale customers. This business also provides services to other nuclear power plant owners and owns interests in non-nuclear power plants that sell the electric power produced by those plants to wholesale customers. Our incorporated documents referenced below include discussion of the operation and planned shutdown or sale of each of the Entergy Wholesale Commodities nuclear power plants.

The information above is only a summary and is not complete. You should read the incorporated documents listed under the heading “Where You Can Find More Information” in the accompanying prospectus for more specific information concerning our business and affairs, including significant contingencies, risk factors and known trends, our general capital requirements, our financing plans and capabilities, and pending legal and regulatory proceedings.

The Offering

As used in this section, references to “Entergy,” “we,” “us” and “our” refer to Entergy Corporation excluding its subsidiaries and affiliates.

Issuer	Entergy Corporation

Common stock offered by the forward sellers	13,289,037 shares (15,282,392 shares if the underwriters’ over-allotment option is exercised in full and we elect to have the forward sellers borrow and deliver such shares to the underwriters)(1)

Common stock outstanding immediately before this offering	180,799,267 shares (2)

Common stock to be outstanding immediately after this offering and after settlement of the forward sale agreements, assuming full physical settlement	194,088,304 shares (or 196,081,659 shares if the underwriters’ over-allotment option is exercised in full)(1)(2)

Use of Proceeds	We will not initially receive any proceeds from the sale of shares of our common stock offered by the forward sellers in this offering unless (i) an event occurs that requires us to sell such shares to the underwriters in lieu of the forward sellers selling such shares to the underwriters as further described elsewhere in this prospectus supplement or (ii) the underwriters exercise their over-allotment option, in whole or in part, and we elect to issue and sell the shares of our common stock covered by such option directly to the underwriters rather than requiring the forward sellers to borrow and deliver such shares to the underwriters pursuant to additional forward sale agreements.

We estimate that the net proceeds to us, before expenses, from the sale of shares of our common stock in connection with this offering and pursuant to the forward sale agreements will be approximately $989.4 million (or approximately $1.1378 billion if the underwriters exercise their over-allotment option in full), subject to certain adjustments pursuant to the forward sale agreements and assuming full physical settlement of the forward sale agreements based on the initial forward sale price of $74.45 per share. We will not receive any proceeds under the forward sale agreements on the closing date of this offering. Each forward sale agreement provides for settlement on a settlement date or dates to be specified at our discretion on or prior to June 7, 2019.

The forward sale price that we expect to receive upon physical settlement of the forward sale agreements is subject to adjustment pursuant to the forward sale agreements, and the actual proceeds are subject to settlement of the forward sale agreements. If the overnight bank funding rate decreases substantially prior to the settlement of the forward sale agreements, we may receive less than the initial forward sale price per share upon physical settlement of the forward sale agreements. Although we expect to settle each forward sale agreement entirely by the physical delivery of shares of our common stock in exchange for cash proceeds, we may elect cash settlement or net share settlement for all or a portion of our obligations under one or more forward sale agreements. If we elect to cash settle the forward sale agreements in full, we would expect to receive an amount of net proceeds that is significantly lower than the estimate set forth above, and we may not receive any net proceeds (or we may owe cash, which could be a significant amount, to each forward purchaser). If we elect to net share settle the forward sale agreements in full, we would not receive any cash proceeds from any forward purchaser (and we may be required to deliver shares of our common stock to each forward purchaser). The forward sale agreements are also subject to acceleration by each forward purchaser upon the occurrence of certain events.

We intend to use the net proceeds that we receive from the sale of shares of our common stock pursuant to the forward sale agreements for general corporate purposes, which may include repayment of commercial paper, outstanding loans under our revolving credit facility or other debt.

Certain United States Federal Income Tax Considerations for Non-U.S. Holders	Certain United States federal income tax considerations of the acquisition, ownership and disposition of our common stock for non-U.S. holders are described in “Certain United States Federal Income Tax Considerations for Non-U.S. Holders” included elsewhere in this prospectus supplement.

Transfer Agent and Registrar	The transfer agent and register for our common stock is Equiniti Trust Company, doing business as EQ Shareholder Services.

Accounting treatment of the transaction	Before the issuance of shares of our common stock, if any, upon settlement of the forward sale agreements, we expect that the shares issuable upon settlement of the forward sale agreements will be reflected in our diluted earnings per share calculation using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares of common stock that would be issued upon full physical settlement of the forward sale agreements over the number of shares of common stock that could be purchased by us in the market (based on the average market price of our common stock during the applicable reporting period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of shares of our common stock is above the applicable adjusted forward sale price, which is initially $74.45 per share, subject to increase or decrease based on the overnight bank funding rate, less a spread, and subject to decrease by amounts related to expected dividends on shares of our common stock during the term of the forward sale agreements. However, if we decide to physically settle or net share settle one or more of the forward sale agreements, delivery of our shares to the forward purchasers on any such physical settlement or net share settlement of the forward sale agreements would result in dilution to our earnings per share.

Conflicts of Interest

All of the proceeds from the sale of shares of our common stock offered by the forward sellers in this offering (excluding proceeds, if any, paid to us with respect to any shares of our common stock that we may sell to the underwriters in lieu of the forward sellers selling such shares as further described elsewhere in this prospectus supplement) will be paid to the forward purchasers. Because Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, or their affiliates and/or agents, in their capacity as forward sellers, will receive more than 5% of the net proceeds of this offering, Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are deemed to have a conflict of interest within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering will be conducted in compliance with the applicable provisions of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering, as the shares of our common stock have a “bona fide public market” (as defined in FINRA Rule 5121). In addition, Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” for additional information.

Risk Factors	See “Risk Factors” in this prospectus supplement and the accompanying prospectus and other information incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of some of the risks and other factors you should carefully consider before deciding to invest in shares of our common stock.

(1)	The forward sellers have advised us that they intend to acquire shares of our common stock to be sold in this offering through borrowings from third-party stock lenders. Subject to the occurrence of certain events, we will not be obligated to deliver shares of our common stock under the forward sale agreements (if at all) until later settlement of the forward sale agreements, which provide for settlement on a settlement date or dates to be specified at our discretion on or prior to June 7, 2019. Except in certain circumstances, we have the right to elect cash settlement or net share settlement under the forward sale agreements. Although we intend to elect full physical settlement under the forward sale agreements, if we were to elect cash settlement or net share settlement, the number of shares we issue upon settlement of the forward sale agreements may be substantially less than the amount we would have issued upon full physical settlement, or we may not issue any shares upon such cash settlement or net share settlement. See “Underwriting (Conflicts of Interest) – Forward Sale Agreements” for a description of the forward sale agreements.
(2)	The number of shares of our common stock to be outstanding immediately (i) before this offering, and (ii) after this offering, assuming full physical settlement of the forward sale agreements, is based on 180,799,267 shares of our common stock outstanding as of March 31, 2018, and excludes:

(a)(i) 4,393,990 shares of our common stock reserved for issuance upon exercise of stock options outstanding as of March 31, 2018, (ii) 731,620 shares of our common stock reserved for issuance upon vesting of our time based restricted stock awards (including reinvested dividends) outstanding as of March 31, 2018, (iii) 1,137,340 shares of our common stock reserved for issuance upon the vesting of our performance units, assuming the maximum payout was achieved, outstanding as of March 31, 2018 under our various equity compensation plans, (iv) 151,170 shares of our common stock reserved for issuance upon vesting of our restricted stock units outstanding as of March 31, 2018, (v) 104,330 shares reserved for issuance upon settlement of phantom stock units outstanding as of March 31, 2018, and

(vi) shares reserved for issuance upon the vesting of any awards we may have issued under such plans subsequent to March 31, 2018;

(b) 73,953,521 shares of treasury stock held by us as of March 31, 2018;

(c) any additional shares of common stock we may issue or treasury shares we may dispose of from and after June 6, 2018 through final settlement of the forward sale agreements; and

(d) any additional shares we have delivered or may deliver under our equity ownership and related plans subsequent to March 31, 2018.

Under our equity ownership plans, we are currently delivering treasury shares of our common stock to settle shares deliverable pursuant to those plans. Over the twelve months ended March 31, 2018, approximately 1,366,263 shares of our common stock that were treasury shares were delivered in connection with those plans. The number of additional shares of our common stock delivered under those plans going forward is dependent on the terms of the equity awards issued under those plans, our stock price and elections by plan participants to purchase our common stock in the future.

RISK FACTORS

Investing in our common stock involves a significant degree of risk. Before you decide to purchase our common stock, you should carefully consider the following risk factors, together with all of the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risk factors in the 2017 Form 10-K and the information contained herein under “Forward Looking Statements.” The risks and uncertainties set forth in the 2017 Form 10-K or otherwise described below are those we believe to be the principal risks that could affect us, our business or our industry, and which could result in a material adverse impact on our financial condition, results of operations or the market price of our common stock. However, additional risks and uncertainties not currently known to us or that we currently deem immaterial may affect our financial condition, results of operations and the market price of our common stock.

Risks Relating to this Offering

Settlement provisions contained in each forward sale agreement subject us to risks if certain events occur, which could have an effect on our results of operations and liquidity, and could cause the market price of our common stock to decline.

Each forward purchaser will have the right to accelerate its forward sale agreement (or, in certain cases, the portion thereof that it determines is affected by the relevant event) and require us to physically settle its forward sale agreement on a date specified by such forward purchaser if:

•	in the good faith, commercially reasonable judgment of such forward purchaser, it or its affiliate is unable to borrow a number of shares of our common stock equal to the number of shares to be delivered by us upon physical settlement of its forward sale agreement or it or its affiliate is unable to borrow such number of shares at a rate equal to or less than an agreed maximum stock loan rate;

•	we declare any dividend or distribution on shares of our common stock payable in (i) cash in excess of a specified amount (other than an extraordinary dividend), (ii) securities of another company, or (iii) any other type of securities (other than our common stock), rights, warrants or other assets for payment (cash or other consideration) at less than the prevailing market price, as reasonably determined by such forward purchaser;

•	certain ownership thresholds applicable to such forward purchaser are exceeded;

•	an event is announced that, if consummated, would result in an extraordinary event (as defined in the forward sale agreements) including, among other things, certain mergers and tender offers, as well as certain events such as a delisting of our common stock (each as more fully described in the forward sale agreements); or

•	certain other events of default or termination events occur, including, among other things, any material misrepresentation made by us in connection with our entry into its forward sale agreement, our bankruptcy (except as described below) or certain changes in law (each as more fully described in the forward sale agreements).

A forward purchaser’s decision to exercise its right to accelerate its forward sale agreement (or, in certain cases, the portion thereof that it determines is affected by the relevant event) and to require us to settle its forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver shares of our common stock under the terms of the physical settlement provisions of a forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share and may adversely affect the market price of our common stock. In addition, upon certain events of bankruptcy or insolvency related to us, each forward sale agreement will automatically terminate without further liability of either party. Following any such termination, we would not issue any shares of common stock or receive any proceeds pursuant to the forward sale agreements.

Each forward sale agreement provides for settlement on a settlement date or dates to be specified at our discretion on or prior to June 7, 2019. Each forward sale agreement will be physically settled, unless we elect to settle such forward sale agreement in cash or to net share settle such forward sale agreement. If we decide to physically settle or net share settle a forward sale agreement, delivery of shares of our common stock upon any physical settlement or net share settlement of the forward sale agreement will result in dilution to our earnings per share. If we elect cash or net share settlement for all or a portion of the shares of our common stock underlying a forward sale agreement, we would expect the relevant forward purchaser or one of its affiliates to repurchase a number of shares of our common stock equal to the portion for which we elect cash or net share settlement in order to satisfy its obligation to return the shares of our common stock such forward purchaser had borrowed in connection with sales of our common stock under this prospectus supplement and, if applicable in connection with net share settlement, to deliver shares of our common stock to us. If the market value of our common stock at the time of such purchase is above the forward sale price at that time, we will pay or deliver, as the case may be, to the relevant forward purchaser under its forward sale agreement, an amount in cash, or a number of shares of our common stock with a market value, equal to such difference. Any such difference could be significant. Conversely, if the market value of our common stock at the time of such purchase is below the forward sale price at that time, such forward purchaser will pay or deliver, as the case may be, to us under its forward sale agreement, an amount in cash, or a number of shares of our common stock with a market value, equal to such difference. See “Underwriting (Conflicts of Interest)—Forward Sale Agreements” for a description of the forward sale agreements.

The forward sale price that we expect to receive upon physical settlement of the forward sale agreements is subject to adjustment on a daily basis based on a floating interest rate factor equal to the overnight bank funding rate less a spread and will be decreased based on amounts related to expected dividends on shares of our common stock during the term of each forward sale agreement. If the overnight bank funding rate is less than the spread on any day, the interest rate factor will result in a daily reduction of the forward sale price for such day.

In addition, the purchase of shares of our common stock by a forward purchaser or its affiliate to unwind such forward purchaser’s hedge position could cause the market price of our common stock to increase over time, thereby increasing the amount of cash we would owe to a forward purchaser upon a cash settlement or increasing the number of shares of our common stock we would owe to a forward purchaser upon a net share settlement, as the case may be, of its forward sale agreement, or decreasing the amount of cash that a forward purchaser would owe us upon a cash settlement or decreasing the number of shares of our common stock that a forward purchaser would owe us upon a net share settlement, as the case may be, of its forward sale agreement. We will not be able to control the manner in which the forward purchasers unwind their hedge positions.

In certain bankruptcy or insolvency events, the forward sale agreements will automatically terminate, and we would not receive the expected proceeds from the forward sales of our common stock.

If we institute or consent to, or an appropriate regulatory or other authority institutes against us, a proceeding seeking a judgment in bankruptcy or insolvency or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights or if we or such authority presents a petition for our winding up or liquidation or we consent to such a petition, each forward sale agreement will automatically terminate. If a forward sale agreement so terminates, we would not be obligated to deliver to the relevant forward purchaser any shares of our common stock not previously delivered (or for which physical settlement has not been elected), and the relevant forward purchaser would be discharged from its obligation to pay the forward sale price per share in respect of any shares of our common stock not previously settled (or for which physical settlement has not been elected). Therefore, to the extent there are any shares of our common stock with respect to which we have not elected to physically settle under a forward sale agreement at the time of the institution of or consent to any such bankruptcy or insolvency proceedings or any such petition, we would not receive the forward sale price per share in respect of those shares of our common stock.

Risks Relating to our Common Stock

Our stockholders may experience dilution as a result of this offering and they may experience further dilution if we issue additional common stock.

The issuance of any common stock by us pursuant to a forward sale agreement upon physical settlement or net share settlement thereof or in lieu of the forward sellers selling our common stock to the underwriters as further described elsewhere in this prospectus supplement will have a dilutive effect on our earnings per share.

Any additional future issuances of our common stock will reduce the percentage of our common stock owned by investors purchasing shares in this offering who do not participate in future issuances. In most circumstances, stockholders will not be entitled to vote on whether or not we issue additional common stock. In addition, depending on the terms and pricing of an additional offering of our common stock, our stockholders may experience dilution in both the book value and fair value of their shares.

The price of our common stock may fluctuate significantly.

The market price of our common stock may fluctuate significantly. You may not be able to resell your shares at or above the offering price due to fluctuations in the market price of our common stock caused by changes in our operating performance or prospects and other factors, including broad market fluctuations. Some specific factors that may have a significant effect on the market price of our common stock, in addition to those set forth under “Forward-Looking Statements” in this prospectus supplement and those set forth in the 2017 Form 10-K, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, include:

•	actual or anticipated variations in our operating results or future prospects;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	strategic actions by us or our competitors, such as acquisitions, dispositions or restructurings;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our or our subsidiaries’ businesses;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	adverse conditions in the financial markets or general economic conditions, including those resulting from war, incidents of terrorism and responses to such events;

•	changes in ratings or rating outlooks regarding us or our affiliates, or any of their securities;

•	sales of common stock by us or our directors or executive officers; and

•	changes in stock market analyst estimates, projections or recommendations regarding us or our common stock or other securities, other comparable companies or their securities, or the industries generally in which we and our subsidiaries operate.

Anti-takeover provisions in our organizational documents and the Delaware General Corporation Law (the “DGCL”) might discourage, delay or prevent changes in control of our company and may diminish the value of our common stock.

Certain provisions of our certificate of incorporation, bylaws and the DGCL could have the effect of delaying, deferring or preventing an acquisition of control of us by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by our board of directors. The provisions described below may reduce our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt which is unfair to our shareholders. However, these provisions could also delay, deter or prevent a change of control or other takeover of our company that our shareholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our common stock, and may also limit the prices that investors are willing to pay in the future for our common stock.

Pursuant to the DGCL, we are prohibited from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the stockholder became an interested stockholder, subject to certain exceptions, including if, prior to such time, the board of directors approved the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. Additionally, our certificate of incorporation and bylaws provide that special meetings of stockholders may only be called by: our board of directors; the Chairman of our board of directors; a majority of the members of the entire Executive Committee of the board of directors; the Chief Executive Officer; or the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Our bylaws also establish advance notice procedures with respect to stockholder proposals for annual meetings and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors. A stockholder who wishes to bring a matter before a meeting must comply with our advance notice requirements and provide us with certain information. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even in the case that such directors may represent less than a quorum. Our board of directors has no present intention to introduce additional measures that might have an anti-takeover effect; however, our board of directors expressly reserves the right to introduce these measures in the future.

As a holding company, we depend on cash distributions from our subsidiaries to meet our debt service and other financial obligations and to pay dividends on our common stock.

We are a holding company with no material revenue generating operations of our own or material assets other than the stock of our subsidiaries. Accordingly, all of our operations are conducted by our subsidiaries. Our ability to satisfy our financial obligations, including the payment of interest and principal on our outstanding debt, and to pay dividends on our common stock depends on the payment to us of dividends or distributions by our subsidiaries. The payments of dividends or distributions to us by our subsidiaries in turn depend on their results of operations and cash flows and other items affecting retained earnings, and on any applicable legal, regulatory, or contractual limitations on our subsidiaries’ ability to pay such dividends or distributions. Provisions in the articles of incorporation of certain of our subsidiaries restrict the payment of cash dividends to us.

USE OF PROCEEDS

We will not initially receive any proceeds from the sale of the shares of our common stock offered by the forward sellers in this offering, unless an event occurs that requires us to sell such shares to the underwriters in lieu of the forward sellers selling such shares to the underwriters as further described elsewhere in this prospectus supplement, in which case we intend to use all net proceeds we receive from any such sales for the same purposes described below.

At an initial forward sale price of $74.45 per share (which is the price at which the underwriters have agreed to buy the shares of common stock offered hereby), we expect to receive net proceeds, before expenses, of approximately $989.4 million (or approximately $1.1378 billion if the underwriters’ over-allotment option is exercised in full), subject to the price adjustment and other provisions of the forward sale agreements, in the event of full physical settlement of the forward sale agreements, which we expect to occur on or prior to June 7, 2019. For purposes of calculating the proceeds to us upon settlement of the forward sale agreements, we have assumed that each forward sale agreement is physically settled based upon the initial forward sale price of $74.45 on the effective date of the forward sale agreements, which will be June 11, 2018. We will not receive any proceeds under the forward sale agreements on the closing date of this offering. The actual proceeds from the forward sales are subject to the final settlement of the forward sale agreements. The forward sale price that we expect to receive upon physical settlement of a forward sale agreement is subject to adjustment on a daily basis based on a floating interest rate factor equal to the overnight bank funding rate less a spread and will be decreased based on amounts related to expected dividends on shares of our common stock during the term of such forward sale agreement. If the overnight bank funding rate is less than the spread on any day, the interest rate factor will result in a daily reduction of the forward sale price for such day. See “Underwriting (Conflicts of Interest)—Forward Sale Agreements” for a description of the forward sale agreements.

We currently intend to elect full physical settlement of each forward sale agreement and to use the net proceeds, if any, that we would receive upon settlement of the forward sale agreements for general corporate purposes, which may include repayment of commercial paper, outstanding loans under our revolving credit facility or other debt. If we elect to cash settle all or a portion of a forward sale agreement, we will not receive any proceeds from the sale of shares of our common stock related to such election and we may either receive a cash payment from, or owe a cash payment to, the relevant forward purchaser. If we elect to net share settle all or a portion of a forward sale agreement, we will not receive any proceeds from the sale of shares of our common stock related to such election, and we may either receive shares of our common stock from, or owe shares of our common stock to, the relevant forward purchaser.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “ETR.” The following table sets forth the high and low intra-day sale prices, as reported in the consolidated transaction reporting system

Calendar Year:	High	Low	Dividends Paid Per Share of Common Stock
2016:

First Quarter	$79.72	$65.38	$0.85

Second Quarter	81.36	72.67	0.85

Third Quarter	82.09	75.99	0.85

Fourth Quarter	76.56	66.71	0.87

2017:

First Quarter	$77.51	$69.63	$0.87

Second Quarter	80.61	74.88	0.87

Third Quarter	80.49	74.83	0.87

Fourth Quarter	87.95	75.01	0.89

2018:

First Quarter	$82.96	$71.95	$0.89

Second Quarter (through June 6, 2018)	82.63	75.45	0.89

On June 6, 2018, the last reported sale price of our common stock on the New York Stock Exchange was $76.40. As of May 31, 2018, there were 180,826,469 shares of our common stock outstanding and approximately 25,834 holders of record of our common stock.

The declaration, amount, timing and payment of any future dividends are subject to the determination and approval of our board of directors based on then-current or anticipated future conditions including our results of operations, capital requirements, financial condition, legal requirements or other factors deemed relevant by our board of directors.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion summarizes certain U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of shares of Entergy’s common stock, and does not purport to be a complete analysis of all potential U.S. federal income tax considerations. This discussion only applies to shares of Entergy’s common stock that are held as capital assets, within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and that are purchased in this offering by a Non-U.S. Holder (as defined below). This summary is based on the Code, administrative pronouncements, judicial decisions and regulations of the Treasury Department as of the date of this prospectus supplement, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This discussion does not describe all of the U.S. federal income tax considerations that may be relevant to Non-U.S. Holders in light of their particular circumstances or to Non-U.S. Holders subject to special rules, such as certain financial institutions, tax-exempt organizations, insurance companies, traders or dealers in securities or commodities, persons holding shares of Entergy’s common stock as part of a hedge or other integrated transaction, accrual method taxpayers subject to special tax accounting rules as a result of their use of financial statements, “qualified foreign pension funds” as defined in Section 897(1)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds, persons that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below) or certain former citizens or residents of the United States. This discussion does not address any U.S. federal income tax consequences for U.S. taxpayers who purchase shares of Entergy’s common stock. Persons considering the purchase of shares of Entergy’s common stock are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Furthermore, this discussion does not describe the effect of U.S. federal gift, and except to the limited extent provided below, estate tax laws or the effect of any applicable foreign, state or local laws.

Entergy has not and will not seek any rulings or opinions from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the acquisition, ownership or disposition of shares of its common stock or that any such position would not be sustained.

Prospective investors should consult their own tax advisors with regard to the application of the U.S. federal income tax considerations discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of shares of Entergy’s common stock that, for U.S. federal income tax purposes, is not (i) an individual that is a citizen or resident of the United States; (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of such trust, or (B) the trust has made an election under the applicable Treasury regulations to be treated as a United States person.

If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of Entergy’s common stock, the tax treatment of a partner in such a partnership will generally depend upon the status of the partner and the activities of the partnership. Partners in a partnership holding shares of Entergy’s common stock should consult their tax advisor as to the particular U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of such shares of Entergy’s common stock applicable to them.

Distributions

In general, a distribution that Entergy makes to a Non-U.S. Holder with respect to shares of its common stock will constitute a dividend for U.S. federal income tax purposes to the extent paid out of Entergy’s current or accumulated earnings and profits as determined under the Code. To the extent the amount of a distribution exceeds Entergy’s current and accumulated earnings and profits, such excess will constitute a return of capital and will first reduce the Non-U.S. Holder’s adjusted tax basis in Entergy’s common stock, but not below zero, and then will be treated as gain from the sale of Entergy’s common stock (see “—Sale or Other Taxable Disposition of Common Stock” below). Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act,” dividends paid to a Non-U.S. Holder that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States will generally be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (unless such dividend is eligible for a reduced rate under an applicable income tax treaty). In order to obtain a reduced rate of withholding, a Non-U.S. Holder is generally required to provide to the applicable withholding agent an IRS Form W-8BEN, IRS Form W-8BEN-E (or a suitable substitute form) or other applicable certification properly certifying such Non-U.S. Holder’s eligibility for the reduced rate. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced withholding rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the timing and manner of claiming the benefits.

Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act,” dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so requires, are attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States, are taxed on a net-income basis at the regular graduated rates applicable to U.S. persons. The Non-U.S. Holder is generally required to provide to the applicable withholding agent a properly executed IRS Form W-8ECI (or a suitable substitute form) in order to claim an exemption from, or reduction in, U.S. federal withholding. In addition, a “branch profits tax” may be imposed at a 30% rate (or a reduced rate under an applicable income tax treaty) on a foreign corporation’s effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Sale or Other Taxable Disposition of Common Stock

Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act,” a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax with respect to gain, if any, recognized on the sale or other taxable disposition of shares of Entergy’s common stock. A Non-U.S. Holder will also generally not be subject to U.S. federal income tax with respect to such gain, unless (i) the gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, and, if an applicable income tax treaty so requires, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder within the United States, (ii) in the case of a Non-U.S. Holder that is a nonresident alien individual, such Non-U.S. Holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied, or (iii) Entergy’s common stock constitutes a U.S. real property interest by reason of Entergy’s status as a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes.

In the case described in (i) above, gain or loss recognized on the disposition of shares of Entergy’s common stock generally will be subject to U.S. federal income taxation in the same manner as if such gain or loss were recognized by a United States person, and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to the branch profits tax at a rate of 30% (or a lower applicable treaty branch profits tax rate). In the case described in (ii) above, the Non-U.S. Holder will be subject to a 30% tax (or a lower applicable treaty rate) on any capital gain recognized on the disposition of shares of Entergy’s common stock (after being offset by certain U.S.-source capital losses). In the case described in (iii) above, Entergy believes that it is, and will continue to be, a USRPHC; however, so long as shares of its common stock continue to be regularly traded on an established securities market in the United States, within the meaning of applicable

Treasury regulations, a Non-U.S. Holder will not be subject to U.S. federal income tax on the disposition of shares of Entergy’s common stock if the Non-U.S. Holder has not held more than 5% (actually or constructively) of Entergy’s total outstanding common stock at any time during the shorter of the five-year period preceding the date of disposition, or such Non-U.S. Holder’s holding period. As of the date of this offering, we believe our common stock is regularly traded on an established market. If a Non-U.S. Holder exceeds the limits described in the last sentence with respect to common stock and Entergy is a USRPHC, the Non-U.S. Holder generally will be subject to U.S. federal income tax at the regular graduated rates applicable to U.S. persons upon its disposition at a gain. Such a Non-U.S. Holder generally would also be subject to such tax with respect to any distribution on our common stock to the extent such distribution were treated as gain from the sale of such common stock as a result of such distribution being in excess of both our current and accumulated earnings and profits and such Non-U.S. Holder’s tax basis in our common stock. If a Non-U.S. Holder is subject to the tax described in the preceding sentences, the Non-U.S. Holder will be required to file a U.S. federal income tax return with the IRS.

Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of investing in shares of Entergy’s common stock if Entergy were to be treated as a USRPHC. Non-U.S. Holders should also consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

U.S. Federal Estate Tax

The estates of noncitizen, nonresident individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise. Currently, U.S. estate tax is imposed at rates of up to 40% of the fair market value of the taxable estate. The U.S. estate tax rate is subject to change in future years. In addition, the U.S. federal “generation-skipping transfer tax” may apply in certain circumstances. The terms “resident” and “nonresident” are defined differently for U.S. federal estate tax purposes than for U.S. federal income tax purposes. Investors are urged to consult their tax advisors regarding the U.S. federal estate tax consequences of the acquisition, ownership and disposition of our common stock.

Information Reporting and Backup Withholding

In general, information returns will be filed annually with the IRS in connection with any distributions paid on Entergy’s common stock to a Non-U.S. Holder. Copies of these information returns may also be made available under the provisions of a specific tax treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person (by providing a valid IRS Form W-8BEN, W-8BEN-E, or other applicable certification), information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition, and the Non-U.S. Holder may be subject to backup withholding (currently at a rate of 24%) on dividends paid on Entergy’s common stock or on the proceeds from a sale or other disposition of shares of Entergy’s common stock. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder generally will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Under Sections 1471 to 1474 of the Code and related IRS guidance (commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)), a 30% U.S. withholding tax is imposed on dividends paid on Entergy’s common stock and, beginning January 1, 2019, on gross proceeds from the sale or other disposition (including redemption) occurring on or after that date of shares of Entergy’s common stock in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution undertakes certain diligence and reporting obligations, (ii) in the case of a non-financial foreign entity, such entity either certifies that it does not have any “substantial United

States owners” (as defined in the Code) or provides the withholding agent with a certification identifying each direct and indirect substantial United States owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. Certain Non-U.S. Holders located in a jurisdiction with an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Entergy will not be obligated to make any “gross up” or additional payments in respect of amounts withheld on shares of its common stock if Entergy determines that it must so withhold in order to comply with FATCA in respect of the amounts described above. Prospective investors should consult their own tax advisors regarding FATCA and whether it may be relevant to the ownership and disposition of shares of Entergy’s common stock.

UNDERWRITING (CONFLICTS OF INTEREST)

Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are acting as representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and the forward sellers have agreed to sell to that underwriter, the number of shares of our common stock set forth in the following table opposite the underwriter’s name.

Name	Number of Shares
Morgan Stanley & Co. LLC	3,526,705
Goldman Sachs & Co. LLC	2,821,364
J.P. Morgan Securities LLC	2,821,364
Barclays Capital Inc.	853,346
Citigroup Global Markets Inc.	853,346
Merrill Lynch, Pierce, Fenner & Smith Incorporated	853,346
Wells Fargo Securities, LLC	853,346
BNP Paribas Securities Corp.	176,555
Mizuho Securities USA LLC	176,555
MUFG Securities Americas Inc.	176,555
Scotia Capital (USA) Inc.	176,555

Total	13,289,037

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of our common stock included in this offering are subject to approval of certain legal matters by counsel and to other customary conditions. The underwriters are obligated to purchase all of the shares of our common stock reflected in the table above if they purchase any of the shares of our common stock, provided, that under certain circumstances involving a default of an underwriter, less than all of the shares of common stock may be purchased. The offering of the shares of our common stock by the underwriters is subject to receipt and acceptance and to the underwriters’ right to reject any order in whole or in part.

The underwriters have advised us and the forward sellers that they propose initially to offer the shares of our common stock in this offering at the public offering price set forth on the cover page of this prospectus supplement. If all of such shares of our common stock are not sold at the public offering price set forth on the cover page of this prospectus supplement, the public offering price and other selling items may be changed by the underwriters.

Forward Sale Agreements

We have entered into forward sale agreements on the date of this prospectus supplement with the forward purchasers relating to an aggregate of 13,289,037 shares of our common stock. In connection with the execution of the forward sale agreements, and at our request, the forward sellers are borrowing from third parties and selling in this offering an aggregate of 13,289,037 shares of our common stock.

If in the good faith, commercially reasonable judgment of a forward purchaser, it or its affiliate is unable to borrow, or it or its affiliate is unable to borrow at a stock loan rate not greater than a specified rate, and deliver for sale on the anticipated closing date, any shares of our common stock, then such forward purchaser’s forward sale agreement will be terminated in its entirety. If in the good faith, commercially reasonable judgment of a forward purchaser, it or its affiliate is unable to borrow and deliver for sale on the anticipated closing date a number of shares of our common stock underlying its forward sale agreement, or that it or its affiliate would be unable to borrow, at a stock loan rate not greater than a specified rate, and deliver for sale on the anticipated closing date such number of shares of our common stock, then we will issue and sell directly to the underwriters a number of shares of our common stock equal to the number of shares that such forward seller does not borrow and deliver, and the number of shares of our common stock to which such forward sale agreement relates will be reduced to the number that such forward seller can so borrow and deliver. In the event that the number of shares of our common stock to which one or more of the forward sale agreements relate is so reduced, the commitments of the several underwriters to purchase shares of our common stock from the forward sellers and the forward sellers’ obligation to borrow such shares for delivery and sale to the several underwriters, as described above, will be replaced with the commitments to purchase from us and our corresponding obligation to issue directly to the underwriters, severally in proportion to their respective underwriting obligations reflected in the table above, all or such portion of the number of shares of our common stock not borrowed and delivered by the forward sellers. In such event, we or the representatives of the underwriters will have the right to postpone the closing date for up to two business days to effect any necessary changes to the documents or arrangements in connection with such closing.

We will receive an amount equal to the net proceeds from the sale of the borrowed shares of our common stock sold in this offering, subject to certain adjustments pursuant to the forward sale agreements, from the forward purchasers upon physical settlement of the forward sale agreements. We will only receive such proceeds if we elect to physically settle the forward sale agreements.

The forward sale agreements provide for settlement on a settlement date or dates to be specified at our discretion, but which we expect to occur on or prior to June 7, 2019. On a settlement date or dates, if we decide to physically settle one or more forward sale agreements, we will issue shares of our common stock to the relevant forward purchaser at the then-applicable forward sale price. The forward sale price will initially be $74.45 per share, which is the public offering price of shares of our common stock less the underwriting discount shown on the cover page of this prospectus supplement. The forward sale agreements provide that the initial forward sale price will be subject to adjustment based on a floating interest rate factor equal to the overnight bank funding rate less a spread, and will be subject to decrease on each of certain dates specified in the forward sale agreements by amounts related to expected dividends on shares of our common stock during the term of the forward sale agreements. If the overnight bank funding rate is less than the spread on any day, the interest rate factor will result in a daily reduction of the forward sale price. As of the date of this prospectus supplement, the overnight bank funding rate was greater than the spread, but we can give no assurance that the overnight bank funding rate will not decrease to a rate below the spread during the term of the forward sale agreements.

Before the issuance of shares of our common stock, if any, upon settlement of the forward sale agreements, we expect that the shares issuable upon settlement of the forward sale agreements will be reflected in our diluted earnings per share calculation using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares of our common stock that would be issued upon full physical settlement of the forward sale agreements over the number of shares of common stock that could be purchased by us in the market (based on the average market price of our common stock during the applicable reporting period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of shares of our common stock is above the applicable adjusted forward sale price, which is initially $74.45 per share, subject to increase or decrease based on the overnight bank funding rate, less a spread, and subject to decrease by amounts related to expected dividends on shares of our common stock during the term of the forward sale agreements. However, if we decide to physically settle or net share settle the forward sale agreements, delivery of shares of our common stock to the forward purchasers on any such physical settlement or net share settlement of the forward sale agreements would result in dilution to our earnings per share.

Each forward purchaser will have the right to accelerate its forward sale agreement (or, in certain cases, the portion thereof that it determines is affected by the relevant event) and require us to physically settle its forward sale agreement on a date specified by such forward purchaser if:

•

in the good faith, commercially reasonable judgment of such forward purchaser, it or its affiliate is unable to borrow a number of shares of our common stock equal to the number of shares to be delivered by us upon physical settlement of its forward sale agreement or it or its affiliate is unable to borrow such number of shares at a rate equal to or less than an agreed maximum stock loan rate;

•	we declare any dividend or distribution on shares of our common stock payable in (i) cash in excess of a specified amount (other than an extraordinary dividend), (ii) securities of another company, or (iii) any other type of securities (other than our common stock), rights, warrants or other assets for payment (cash or other consideration) at less than the prevailing market price, as reasonably determined by such forward purchaser;

•	certain ownership thresholds applicable to such forward purchaser are exceeded;

•	an event is announced that, if consummated, would result in an extraordinary event (as defined in the forward sale agreements) including, among other things, certain mergers and tender offers, as well as certain events such as a delisting of our common stock (each as more fully described in the forward sale agreements); or

•	certain other events of default or termination events occur, including, among other things, any material misrepresentation made by us in connection with our entry into its forward sale agreement, our bankruptcy (except as described below) or certain changes in law (each as more fully described in the forward sale agreements).

A forward purchaser’s decision to exercise its right to accelerate its forward sale agreement (or, in certain cases, the portion thereof that it determines is affected by the relevant event) and to require us to settle its forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver shares of our common stock under the terms of the physical settlement provisions of a forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share and may adversely affect the market price of our common stock. In addition, upon certain events of bankruptcy or insolvency related to us, each forward sale agreement will automatically terminate without further liability of either party. Following any such termination, we would not issue any shares of common stock or receive any proceeds pursuant to the forward sale agreements.

Each forward sale agreement will be physically settled, unless we elect to settle such forward sale agreement in cash or to net share settle such forward sale agreement (which we have the right to do, subject to certain conditions, other than in the limited circumstances described above). If we decide to physically settle or net share settle a forward sale agreement, delivery of shares of our common stock upon any physical settlement or net share settlement of the forward sale agreement will result in dilution to our earnings per share. If we elect cash or net share settlement for all or a portion of the shares of our common stock underlying a forward sale agreement, we would expect the relevant forward purchaser or one of its affiliates to repurchase a number of shares of our common stock equal to the portion for which we elect cash or net share settlement in order to satisfy its obligation to return the shares of our common stock such forward purchaser had borrowed in connection with sales of our common stock under this prospectus supplement and, if applicable in connection with net share settlement, to deliver shares of our common stock to us. If the market value of our common stock at the time of such purchase is above the forward sale price at that time, we will pay or deliver, as the case may be, to the relevant forward purchaser under its forward sale agreement, an amount in cash, or a number of shares of our common stock with a market value, equal to such difference. Any such difference could be significant. Conversely, if the market value of our common stock at the time of such purchase is below the forward sale price at that time, such forward purchaser will pay or deliver, as the case may be, to us under its forward sale agreement, an amount in cash, or a number of shares of our common stock with a market value, equal to such difference.

In addition, the purchase of shares of our common stock by a forward purchaser or its affiliate to unwind such forward purchaser’s hedge position could cause the market price of our common stock to increase over time, thereby increasing the amount of cash we would owe to a forward purchaser upon a cash settlement or increasing the number of shares of our common stock we would owe to a forward purchaser upon a net share settlement, as the case may be, of its forward sale agreement, or decreasing the amount of cash that a forward purchaser would owe us upon a cash settlement or decreasing the number of shares of our common stock that a forward purchaser would owe us upon a net share settlement, as the case may be, of its forward sale agreement. We will not be able to control the manner in which the forward purchasers unwind their hedge positions.

The foregoing is a description of certain provisions of the forward sale agreements we have entered into in connection with this offering, copies of which are available upon request from us at the address set forth in the section of the accompanying prospectus entitled “Where You Can Find More Information.” This description of certain terms of the forward sale agreements is not complete and is subject to, and qualified in its entirety by reference to, the provisions of those agreements.

Over-Allotment Option

We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 1,993,355 shares of our common stock, solely to cover any over-allotments, if any, at the public offering price less the underwriting discount shown on the cover page of this prospectus supplement. If such option is exercised, we may, in our sole discretion, enter into additional forward sale agreements with each of the forward purchasers in respect of the number of shares of our common stock that are subject to the exercise of such option. If such option is exercised and we elect not to enter into additional forward sale agreements, we have agreed to issue and sell directly to the underwriters the number of shares of our common stock that are subject to the exercise of such option. If we enter into additional forward sale agreements, and if in the good faith, commercially reasonable judgment of a forward purchaser, it or its affiliate is unable to borrow, or is unable to borrow at a stock loan rate not greater than a specified rate, and deliver for sale on the anticipated closing date for the exercise of such option, a number of shares of our common stock underlying its additional forward sale agreement, or if certain other conditions to such forward seller’s obligations have not been satisfied, then we will issue and sell directly to the underwriters a number of shares of our common stock equal to the number of shares of our common stock that such forward seller does not borrow and deliver.

Underwriting Discount

The following table shows the per share and total underwriting discounts to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock:

	Without over-allotment option	With full over-allotment option
Per share	$0.80	$0.80
Total	$10,631,229	$12,225,912

We estimate that the total expenses of this offering payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts, will be approximately $650,000.

We have agreed to indemnify the underwriters, the forward sellers and the forward purchasers against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the underwriters, the forward sellers or the forward purchasers may be required to make because of any of those liabilities.

Listing

Our common stock is listed on both the New York Stock Exchange and the Chicago Stock Exchange under the symbol “ETR.”

Electronic Prospectus Delivery

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations. None of the other information appearing on or that can be accessed through websites maintained by any of the underwriters or selling group members, if any, is a part of, or is incorporated by reference into, this prospectus supplement or the accompanying prospectus.

No Sales of Similar Securities

We have agreed that, without the prior written consent of the representatives, we will not, during the period from and including the date of this prospectus supplement through and including the 90th day after the date of this prospectus supplement, directly or indirectly, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (“Convertible Securities”) or file any registration statement under the Securities Act with respect to any of the foregoing or (2) enter into any swap or any other agreement or any transaction that transfers in whole or in part, directly or indirectly, the economic consequences of ownership of our common stock, whether any such swap or transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to:

(a)	the shares of our common stock to be sold to the underwriters, if any, and any shares of our common stock that may be issued and delivered pursuant to the forward sale agreements and any additional forward sale agreements;

(b)	any shares of our common stock issued by us upon the exercise of an option or warrant or the conversion or exchange of a security outstanding as of the date of this prospectus supplement;

(c)	any shares of our common stock issued or options to purchase common stock granted pursuant to our employee benefit or compensation plans or the filing of a registration statement on Form S-8 under the Securities Act with respect to such plans;

(d)	any shares of our common stock issued pursuant to any nonemployee director stock plan, benefit plan, or compensation plan; and

(e)	any shares of our common stock issued pursuant to any dividend reinvestment and stock repurchase plan or similar dividend reinvestment features of any employee or nonemployee director benefit plan.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons has agreed that, without the prior written consent of the representatives, such person will not, during the period commencing on and including the date of such person’s lock-up agreement through and including the 60th day after the date of this prospectus supplement, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by such person or any Convertible Securities so beneficially owned or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to:

(a) transfers of shares of our common stock or any Convertible Securities as a bona fide gift, provided that (i) each donee shall sign and deliver to the representatives a lock-up letter substantially in the form of such director’s or officer’s lock-up letter and (ii) no filing under Section 16(a) of the Exchange Act, or other public announcement, reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during such 60-day period, other than a filing on Form 5 after July 1, 2018 and except that a Form 4 filing permitted by clause (c) below may also reflect a reduction in beneficial ownership resulting from a bona fide gift made in accordance with this clause (a) so long as such Form 4 expressly states that such reduction is the result of a bona fide gift,

(b) transfers of shares of our common stock or Convertible Securities either during such director’s or officer’s lifetime or on death (i) by will or intestacy, (ii) to a trust the beneficiaries of which are exclusively such person’s and/or a member or members of such person’s immediate family, or (iii) pursuant to a domestic relations order, provided that each such transferee shall sign and deliver to the representatives a lock-up letter substantially in the form of such person’s lock-up letter. For purposes of this clause (b), “immediate family” means any relationship by blood, marriage, domestic partnership or adoption, no more remote than a first cousin,

(c) the forfeiture, cancellation, withholding, surrender or delivery of shares of our common stock to us to satisfy any income, employment and/or social security tax withholding and/or remittance obligations in connection with the vesting during such 60-day period of any restricted stock unit, restricted shares, performance share unit or phantom shares; provided that no filing under Section 16(a) of the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such forfeiture, cancellation, withholding, surrender or delivery, other than a filing on Form 4,

(d) distributions of shares of our common stock or any Convertible Securities to limited partners, members or stockholders of such director or officer, provided that each distributee shall sign and deliver to the representatives a lock-up letter substantially in the form of such person’s lock-up agreement,

(e) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of our common stock, provided that such plan does not provide for the transfer of our common stock during such 60 day period and no public announcement or filing under the Exchange Act or otherwise regarding the establishment of such plan shall be required or shall be voluntarily made by or on behalf of such director or officer or us, or

(f) sales of our common stock pursuant to any trading plan complying with Rule 10b5-1 under the Exchange Act that has been entered into by the director or officer prior to the date of such person’s lock-up agreement or pursuant to any amendment or replacement of any such trading plan, so long as the number of shares of our common stock subject to such original trading plan is not increased; provided that if such sales are required to be reported on Form 4 pursuant to Section 16(a) of the Exchange Act during such 60 day period, or such person voluntarily effects any public filing or report regarding such sales during such 60 day period, then such person shall disclose in such filing or report that such sale was made pursuant to an existing Rule 10b-5-1 trading plan.

Price Stabilization and Short Positions

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock in the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The representatives have advised us that they may also impose penalty bids. This occurs when a particular underwriter is required to repay to the underwriting syndicate a portion of the underwriting discount received by such underwriter because the representatives of the underwriters have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. Neither we nor any of the underwriters makes any representation that the underwriters will engage in any of the transactions described above and these transactions, if commenced, may be discontinued at any time without notice. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of the effect that the transactions described above, if commenced, may have on the market price of our common stock. If the underwriters commence these transactions, the underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of our common stock, or the possession, circulation or distribution of this prospectus supplement or the accompanying prospectus or any other material relating to us or the shares of our common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of our common stock may not be offered or sold, directly or indirectly, and neither this prospectus supplement or the accompanying prospectus nor any other offering material or advertisements in connection with the shares of the common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares of common stock that are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares of common stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive and each person who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of common stock to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of shares of common stock to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase shares of common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are qualified investors as defined in the Prospectus Directive (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth entities falling within Article 49(2)(a) to (d) of the Order and/or (iii) who are persons to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). In the United Kingdom, the shares of common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire shares of common stock in the United Kingdom will only be engaged in with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action.

Notice to Prospective Investors in Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Certain Relationships

The underwriters and their affiliates have engaged, and may in the future engage, in transactions with, and from time to time have performed services for us and our affiliates in the ordinary course of business, for which they have received and will receive customary compensation. Affiliates of the underwriters are also lenders under our revolving credit facility and dealers under our commercial paper program.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve our securities and/or instruments or the securities and/or instruments of our affiliates. If any of the underwriters or their affiliates have a lending relationship with us or our affiliates, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us or our affiliates consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially our common stock. Any such credit default swaps or short positions could adversely affect future trading prices of our common stock. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

All of the proceeds from the sale of shares of our common stock offered by the forward sellers in this offering (excluding proceeds, if any, paid to us with respect to any shares of common stock that we may sell to the underwriters in lieu of the forward sellers selling such shares as further described elsewhere in this prospectus supplement) will be paid to the forward purchasers. Because Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, or their affiliates, in their capacity as forward sellers, will receive more than 5% of the net proceeds of this offering, Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are deemed to have a conflict of interest within the meaning of FINRA Rule 5121. Accordingly, this offering will be conducted in compliance with the applicable provisions of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering, as the shares of common stock have a “bona fide public market” (as defined in FINRA Rule 5121). In addition, Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC may not make sales in this offering to any discretionary account without the prior written approval of the customer.

LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of our common stock, will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York. Pillsbury Winthrop Shaw Pittman LLP, New York, New York, has acted as counsel for the underwriters. Pillsbury Winthrop Shaw Pittman LLP regularly represents certain of our affiliates in connection with various matters. Davis Polk & Wardwell LLP, New York, New York has advised the forward sellers and forward purchasers with respect to certain legal matters relating to the forward sale agreements.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus supplement and the accompanying prospectus by reference from the 2017 Form 10-K, and the effectiveness of Entergy Corporation’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

ENTERGY CORPORATION

COMMON STOCK

SENIOR NOTES

JUNIOR SUBORDINATED DEBENTURES

639 Loyola Avenue

New Orleans, Louisiana 70113

(504) 576-4000

We may offer any combination of the securities described in this prospectus in one or more offerings from time to time in amounts authorized from time to time. This prospectus may also be used by a selling securityholder of the securities described herein.

This prospectus may be used to offer and sell our securities, only if accompanied by the prospectus supplement for those securities. We will provide the specific information about those offerings and the specific terms of those securities, including their offering prices, in supplements to this prospectus. The supplements may also add, update or change the information in this prospectus. You should read this prospectus and any supplements carefully before you invest. This prospectus may not be used to sell any of these securities unless accompanied by a prospectus supplement.

Our common stock is listed on both The New York Stock Exchange and the Chicago Stock Exchange and trades under the symbol “ETR.” Unless otherwise indicated in the applicable prospectus supplement, the other securities described in this prospectus will not be listed on a national securities exchange.

Investing in the securities offered by this prospectus involves risks. See “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer the securities to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. This prospectus may be used in connection with any offering of securities through any of those methods or other methods described in supplements to this prospectus. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The “Plan of Distribution” section beginning on page 13 also provides more information on this topic.

The date of this prospectus is May 4, 2018.

RISK FACTORS

Investing in the securities involves certain risks. In considering whether to purchase the securities being offered by this prospectus, you should carefully consider the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the information under the heading “Risk Factors” as well as the factors listed under the heading “Forward-Looking Information,” in each case, contained in our Annual Report on Form 10-K for our most recent fiscal year, in any Quarterly Report on Form 10-Q that we have filed since our most recent Annual Report on Form 10-K and in any other document that we file (not furnish) with the Securities and Exchange Commission (the “SEC”), each of which is incorporated by reference in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the SEC as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933 (the “Securities Act”). By utilizing a “shelf” registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus and selling securityholders may sell such securities owned by them from time to time. As allowed by the SEC’s rules, this prospectus does not contain all of the information included or incorporated by reference in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

Each time we sell securities we will provide a prospectus supplement containing specific information about the terms of those securities and the related offering. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. It is important for you to consider the information contained in this prospectus, the related prospectus supplement and the exhibits to the registration statement, together with the additional information referenced under the heading “Where You Can Find More Information” in making your investment decision.

For more detailed information about the securities, you can read the exhibits to the registration statement.

ENTERGY CORPORATION

We are an integrated energy company engaged primarily in electric power production and retail distribution operations. We own and operate power plants with approximately 30,000 MW of electric generating capacity, including nearly 9,000 MW of nuclear power. We deliver electricity to 2.9 million utility customers in Arkansas, Louisiana, Mississippi and Texas. We currently have annual revenues of approximately $11 billion and more than 13,000 employees.

We operate primarily through two business segments: Utility and Entergy Wholesale Commodities.

•	The Utility business segment includes the generation, transmission, distribution, and sale of electric power in portions of Arkansas, Mississippi, Texas, and Louisiana, including the City of New Orleans; and operation of a small natural gas distribution business.

•	The Entergy Wholesale Commodities business segment includes the ownership, operation, and decommissioning of nuclear power plants located in the northern United States and the sale of the electric power produced by our operating plants to wholesale customers. This business also provides services to other nuclear power plant owners and owns interests in non-nuclear power plants that sell the electric power produced by those plants to wholesale customers. Our incorporated documents referenced below include discussion of the operation and planned shutdown or sale of each of the Entergy Wholesale Commodities nuclear power plants.

The information above is only a summary and is not complete. You should read the incorporated documents listed under the heading “Where You Can Find More Information” for more specific information concerning our business and affairs, including significant contingencies, significant factors and known trends, our general capital requirements, our financing plans and capabilities, and pending legal and regulatory proceedings.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and, therefore, we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public on the Internet at the SEC’s website located at http://www.sec.gov. You may read and copy any document that we file with the SEC at the SEC’s public reference room located at:

100 F Street, N.E.

Room 1580

Washington, D.C. 20549-1004

Call the SEC at 1-800-732-0330 for more information about the public reference room and how to request documents.

The SEC allows us to “incorporate by reference” the information that we file with the SEC, which means we can refer you to important information without restating it in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination or completion of the offerings contemplated by this prospectus:

1.	our Annual Report on Form 10-K for the year ended December 31, 2017 (the “2017 Form 10-K”);

2.	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018; and

3.	our Current Reports on Form 8-K filed March 1, 2018, and May 4, 2018.

You may access a copy of any or all of these filings, free of charge, at our web site, which is located at http://www.entergy.com, or by writing or calling us at the following address:

Mark G. Otts

Assistant General Counsel—Corporate and Securities

Entergy Services, Inc.

639 Loyola Avenue

New Orleans, Louisiana 70113

(504) 576-5228

You may also direct your requests via e-mail to motts@entergy.com. We do not intend our Internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus or any accompanying prospectus supplement.

This prospectus, any accompanying prospectus supplement and any free-writing prospectus that we file with the SEC contain and incorporate by reference information that you should consider when making your investment decision. We have not, and any underwriters, dealers or agents have not, authorized anyone else to provide you with different information. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference is accurate as of any date other than as of the dates of these documents or the dates these documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since these dates. We are not, and any underwriters, dealers or agents are not, making an offer of the securities in any jurisdiction where the offer or sale is not permitted.

RATIOS OF EARNINGS TO FIXED CHARGES

We have calculated our ratios of earnings to fixed charges pursuant to Item 503 of Regulation S-K of the SEC as follows:

Three Months Ended March 31,		Twelve Months Ended December 31,
2018	2017	2017	2016	2015	2014	2013
1.89	1.47	2.25	—(a)	—(b)	3.07	2.29

“Earnings” represent the aggregate of (1) income before the cumulative effect of an accounting change and before undistributed income of equity investees, (2) taxes based on income, (3) investment tax credit adjustments-net and (4) fixed charges, less preferred security dividend requirements of consolidated subsidiaries and capitalized interest. “Fixed charges” includes interest (whether expensed or capitalized), related amortization, estimated interest applicable to rentals charged to operating expenses, and preferred security dividend requirements of consolidated subsidiaries. We accrue interest expense related to unrecognized tax benefits in income tax expense and do not include it in fixed charges.

(a) Earnings, as defined, for the twelve months ended December 31, 2016 were $1,438.8 million less than fixed charges, as defined.

(b) Earnings, as defined, for the twelve months ended December 31, 2015 were $865.5 million less than fixed charges, as defined.

USE OF PROCEEDS

Unless otherwise stated in the prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of any securities that may be offered hereby either (a) to repurchase or redeem one or more series of our outstanding securities on their stated due dates or in some cases prior to their stated due dates or (b) for other general corporate purposes. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities. We will not receive any of the proceeds from the sale of any securities by any selling securityholders.

DESCRIPTION OF COMMON STOCK

The following descriptions of our common stock and the relevant provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to our certificate of incorporation and bylaws that have been previously filed with the SEC. The following also summarizes certain applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and that summary is qualified by reference to the DGCL.

General

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share. As of April 30, 2018, there were 180,823,624 shares of our common stock outstanding.

Dividend Rights

We will pay dividends on our common stock as determined by our board of directors out of legally available funds. Our ability to pay dividends depends primarily upon the ability of our subsidiaries to pay dividends or distributions or otherwise transfer funds to us. Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends or distributions, loans or advances.

Voting Rights

Holders of common stock are entitled to one vote for each share held by them on all matters submitted to our shareholders. Holders of our common stock do not have cumulative voting rights in the election of directors. Unless otherwise required by law, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the shares represented at a shareholder meeting and entitled to vote on the subject matter shall be the act of the shareholders. At a meeting for the election of directors at which a quorum is present, directors are elected by a majority of votes cast with respect to such director, provided, however, that, if the number of nominees is greater than the number of directors who will be elected, the nominees receiving a plurality of the votes cast will be elected as directors.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of our affairs, voluntarily or involuntarily, the holders of our common stock will be entitled to receive the remainder, if any, of our assets after the payment of all our debts and liabilities.

Preemptive Rights

The holders of our common stock do not have a preemptive right to purchase shares of our common stock or securities convertible into such shares nor are they liable for future capital calls or to assessments by us.

Listing

Our common stock is listed under the “ETR” symbol on both the New York Stock Exchange and the Chicago Stock Exchange.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, doing business as EQ Shareowner Services.

Certain Anti-Takeover Effects

General

Certain provisions of our certificate of incorporation, bylaws and the DGCL could have the effect of delaying, deferring or preventing an acquisition of control of us by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by our board of directors. The provisions described below may reduce our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt which is unfair to our shareholders.

Our board of directors has no present intention to introduce additional measures that might have an anti-takeover effect; however, our board of directors expressly reserves the right to introduce these measures in the future.

Business Combinations

Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the stockholder became an interested stockholder, subject to certain exceptions, including if, prior to such time, the board of directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s outstanding voting stock. The restrictions on business combinations with interested stockholders contained in Section 203 do not apply to a corporation whose certificate of incorporation or bylaws contains a provision expressly electing not to be governed by the statute; however, neither our certificate of incorporation nor our bylaws contains a provision electing to “opt-out” of Section 203.

Special Meetings

Pursuant to the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws. Our certificate of incorporation and bylaws provide that special meetings of stockholders may only be called by: our board of directors; the Chairman of our board of directors; a majority of the members of the entire Executive Committee of the board of directors; the Chief Executive Officer; or the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

Advance Notice Requirements for Shareholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals for annual meetings and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors. A stockholder who wishes to bring a matter before a meeting must comply with our advance notice requirements and provide us with certain information. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even in the case that such directors may represent less than a quorum.

DESCRIPTION OF SENIOR NOTES

The following description sets forth the general terms and provisions of the senior debt securities (the “New Senior Notes”) that we may offer by this prospectus. We will describe the particular terms of the New Senior Notes, and provisions that vary from those described below, in one or more prospectus supplements.

We may issue the New Senior Notes from time to time in the future, in one or more series, under an Indenture (for Unsecured Debt Securities) dated as of September 1, 2010, as it has heretofore been supplemented and may be amended or supplemented from time to time (the “indenture”), between us and Wells Fargo Bank, National Association, as trustee (the “trustee”). The indenture and a form of officer’s certificate establishing a series of New Senior Notes are each filed as exhibits to the registration statement of which this prospectus forms a part. For the purposes of this section, any reference to the “indenture” shall generally mean the indenture as supplemented by the officer’s certificate(s) relating to the New Senior Notes. All debt securities issued or to be issued under the indenture, including the New Senior Notes offered by this prospectus, are referred to herein as “senior notes.”

This section of the prospectus contains a summary of all material provisions of the indenture. The indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the New Senior Notes or the indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including the definitions of some of the terms used in the indenture. We also include references in parentheses to some of the sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference into this prospectus or    into the prospectus supplement. This summary is also subject to and qualified by reference to the description of the particular terms of each series of New Senior Notes described in the applicable prospectus supplement or supplements. The indenture has been qualified under the Trust Indenture Act of 1939, and you should also refer to the Trust Indenture Act of 1939 for provisions that apply to the New Senior Notes.

General

The indenture permits us to issue an unlimited amount of senior notes from time to time in one or more series. All senior notes of any one series need not be issued at the same time, and a series may be reopened for issuances of additional senior notes of such series. This means that we may from time to time, without the consent of the existing holders of the New Senior Notes, create and issue further senior notes having the same terms and conditions as the New Senior Notes in all respects, except for issue date, price to public and, if applicable, the initial interest payment on the New Senior Notes. Additional senior notes issued in this manner will be consolidated with, and will form a single series with, the previously outstanding senior notes of such series, including, if applicable, the New Senior Notes. As of March 31, 2018, we had $1.85 billion aggregate principal amount of senior notes outstanding under the indenture, excluding $75 million of outstanding senior notes held by one of our subsidiaries.

Terms of Specific Series of the New Senior Notes

A prospectus supplement and any supplemental indenture, board resolution or officer’s certificate relating to any series of New Senior Notes being offered by this prospectus will include specific terms relating to that offering. These terms will include some or all of the following terms that apply to that series:

•	the title of the New Senior Notes;

•	any limit upon the total principal amount of the New Senior Notes;

•	the dates, or the method to determine the dates, on which the principal of the New Senior Notes will be payable and how it will be paid;

•	the interest rate or rates which the New Senior Notes will bear, or how the rate or rates will be determined, the interest payment dates for the New Senior Notes and the regular record dates for interest payments;

•	any right to extend the interest payments for, or the maturity of, the New Senior Notes and the duration of any such extension;

•	the percentage, if less than 100%, of the principal amount of the New Senior Notes that will be payable if the maturity of the New Senior Notes is accelerated;

•	any date or dates on which the New Senior Notes may be redeemed at our option and the terms, conditions and any restrictions on those redemptions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the New Senior Notes;

•	any additions or exceptions to the events of default under the indenture or additions or exceptions to our covenants under the indenture for the benefit of the holders of New Senior Notes;

•	any denominations other than multiples of $1,000 in which the New Senior Notes will be issued;

•	if payments on the New Senior Notes may be made in a currency or currencies other than United States dollars; and, if so, the means through which the equivalent principal amount of any payment in United States dollars is to be determined for any purpose;

•	any terms pursuant to which the New Senior Notes may be converted into or exchanged for other securities of ours or of another entity;

•	any collateral security for the New Senior Notes; and

•	any other terms of the New Senior Notes not inconsistent with the terms of the indenture.

(Indenture, Section 301.)

We may sell New Senior Notes at a discount below their principal amount or at a premium above their principal amount. United States federal income tax considerations applicable to New Senior Notes sold at an original issue discount will be described in the applicable prospectus supplement if we sell New Senior Notes at an original issue discount. In addition, important United States federal income tax or other tax considerations applicable to any New Senior Notes denominated or payable in a currency or currency unit other than United States dollars will be described in the applicable prospectus supplement if we sell New Senior Notes denominated or payable in a currency or currency unit other than United States dollars.

Except as may otherwise be described in the applicable prospectus supplement, the indenture does not contain any provisions that are intended to protect holders of New Senior Notes in the event of a highly-leveraged or similar transaction involving us, whether or not in connection with a change of control. The indenture does not limit the incurrence of debt by us or any of our subsidiaries.

In this section, references to “we,” “our” and “us” mean Entergy Corporation excluding, unless the context otherwise requires or otherwise expressly stated, its subsidiaries. The New Senior Notes are not obligations of, and will not be guaranteed by, any of our subsidiaries.

Redemption

We will set forth any terms for the redemption of New Senior Notes of any series in the applicable prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to New Senior Notes redeemable at the option of the holder of those New Senior Notes, New Senior Notes will be redeemable upon notice to holders by mail at least 30 days prior to the redemption date. (Indenture, Section 404.) Unless the New Senior Notes are held in book-entry only form through the facilities of The Depository Trust Company (“DTC”), in which case DTC’s procedures for selection shall apply (see “—Book-Entry Only Securities”), if less than all of the New Senior Notes of any series or any tranche thereof are to be redeemed, the trustee will select the New Senior Notes to be redeemed. (Indenture, Section 403.)

Unless we default in the payment of the redemption price and accrued interest, if any, in the case of an unconditional notice of redemption, New Senior Notes will cease to bear interest on the redemption date. (Indenture, Section 405.) We will pay the redemption price and any accrued interest to the redemption date upon surrender of any New Senior Note for redemption. (Indenture, Section 405.) If only part of a New Senior Note is redeemed, the trustee will deliver to the holder of the New Senior Note a new New Senior Note of the same series for the remaining portion without charge. (Indenture, Section 406.)

We may make any redemption at our option conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price and accrued interest, if any. If the paying agent has not received the money by the date fixed for redemption, we will not be required to redeem the New Senior Notes. (Indenture, Section 404.)

Payment and Paying Agents

Except as may be provided in the applicable prospectus supplement, interest on the New Senior Notes payable on each interest payment date will be paid to the person in whose name that New Senior Note is registered as of the close of business on the regular record date for the interest payment date, which will be the close of business on the Business Day immediately preceding such interest payment date so long as all of the New Senior Notes remain in book-entry only form, or on the 15th calendar day immediately preceding each interest payment date if any of the New Senior Notes do not remain in book-entry only form. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any New Senior Note, other than at maturity, the defaulted interest may be paid to the holder of such New Senior Note as of the close of business on a date between 10 and 15 days before the date proposed by us for payment of such defaulted interest or in any other lawful manner permitted by any securities exchange on which that New Senior Note may be listed, if the trustee finds it practicable. (Indenture, Section 307.)

Unless otherwise specified in the applicable prospectus supplement, principal, premium, if any, and interest on the New Senior Notes at maturity will be payable upon presentation of the New Senior Notes at the corporate trust office of Wells Fargo Bank, National Association, in The City of New York, as our paying agent. We may change the place of payment on New Senior Notes and may appoint one or more additional paying agents (including ourselves) and may remove any paying agent, all at our discretion. (Indenture, Section 602.)

As long as the New Senior Notes are registered in the name of DTC, we will pay principal, premium, if any, and interest due on New Senior Notes in the form of global securities to DTC or its nominee in immediately available funds. DTC will then make payment to its participants for disbursement to the beneficial owners of the New Senior Notes as described under “— Book-Entry Only Securities.”

Registration and Transfer

Unless otherwise specified in the applicable prospectus supplement, and subject to restrictions related to the issuance of New Senior Notes through DTC’s book-entry system, the transfer of New Senior Notes may be registered, and New Senior Notes may be exchanged for other New Senior Notes of authorized denominations and with the same terms and principal amount, at the offices of the trustee in The City of New York. We may change the place for registration of transfer and exchange of New Senior Notes and may designate additional places for registration and exchange. (Indenture, Section 602.) No service charge will be made for any transfer or exchange of New Senior Notes. However, we may require payment to cover any tax or other governmental charge that may be imposed. We will not be required to execute or to provide for the registration of transfer of, or the exchange of, (a) any New Senior Notes during the 15 days before giving any notice of redemption, (b) any New Senior Note during the 15 days before an interest payment date or (c) any New Senior Note selected for redemption except the unredeemed portion of any New Senior Note being redeemed in part. (Indenture, Section 305.)

Ranking

The New Senior Notes will be our direct unsecured general obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated debt, will be senior in right of payment to all of our existing and future subordinated debt and will be junior to any of our future secured debt to the extent of the value of the collateral securing such secured debt. As of March 31, 2018, we had approximately $3.63 billion (including indebtedness due within one year) of indebtedness outstanding that would have ranked pari passu with the New Senior Notes. The indenture does not limit the amount of debt that may be issued under the indenture or the issuance of any other debt that would rank pari passu with the New Senior Notes. In addition, we issue guarantees for the benefit of our non-utility subsidiaries and expect to have such guarantees outstanding from time to time in various aggregate amounts.

Our ability to meet our financial obligations under the New Senior Notes, and cash needs generally, is dependent on our operating cash flow (which, in turn, is dependent upon the earnings of our subsidiaries and the distributions of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us), our ability to access the short-term and long-term debt and equity capital markets, and our bank facilities. Various financing arrangements, charter provisions and statutory and regulatory requirements may impose restrictions on the ability of our subsidiaries to transfer funds to us, including in the form of cash dividends, loans or advances or other distributions. The New Senior Notes will not be obligations of or guaranteed by any of our subsidiaries. As a result, the New Senior Notes will be structurally subordinated to all debt, preferred securities and other liabilities of our subsidiaries, which means that creditors (including trade creditors, debt holders, secured creditors, taxing authorities and guarantee holders) and preferred security holders of our subsidiaries will be paid from the assets of such subsidiaries before holders of the New Senior Notes would have any claims to those assets. The indenture does not limit the amount of debt or preferred securities that may be issued by our subsidiaries, whether secured or unsecured. As of March 31, 2018, our subsidiaries had approximately $14 billion of outstanding total indebtedness and preferred securities (including indebtedness due within one year).

Defeasance

Subject to certain conditions (including conditions that will be set forth in the officer’s certificate establishing a particular series of New Senior Notes), we will be discharged from our obligations in respect of the New Senior Notes if we irrevocably deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of the New Senior Notes. (Indenture, Section 701.)

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge into any other entity or convey, transfer or lease our properties and assets substantially as an entirety to any entity, unless:

•	the surviving or successor entity or an entity which acquires by conveyance or transfer or which leases our properties and assets substantially as an entirety is organized and validly existing under the laws of the United States of America or any state thereof or the District of Columbia and it expressly assumes our obligations on all outstanding senior notes, including the New Senior Notes, and under the indenture;

•	immediately after giving effect to the transaction, no event of default under the indenture or no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•	we shall have delivered to the trustee an officer’s certificate and an opinion of counsel as provided in the indenture.

(Indenture, Section 1101.)

Upon the consummation of any such transaction, the surviving or successor entity will succeed to our rights and powers under the indenture and, except in the case of a lease, we shall be relieved of all obligations and covenants under the indenture and the outstanding senior notes. (Indenture, Section 1102.) The terms of the indenture do not restrict us in a merger in which we are the surviving entity.

Events of Default

“Event of default” when used in the indenture with respect to any series of senior notes, including the New Senior Notes, means any of the following:

•	failure to pay interest on any senior note of that series for 30 days after it is due and payable, unless we have made a valid extension of the interest payment period with respect to such senior note as provided in the indenture;

•	failure to pay the principal of or any premium on any senior note of that series when due and payable;

•	failure to perform or breach of any other covenant or warranty in the indenture, other than a covenant or warranty that does not relate to that series of securities, that continues for 90 days after we receive written notice from the trustee, or we and the trustee receive written notice from the holders of at least 33% in aggregate principal amount of the senior notes of that series, unless the trustee, or the trustee and the holders of a principal amount of such senior notes of that series not less than the principal amount of senior notes of that series the holders of which gave such notice, as the case may be, agree in writing to an extension of such period prior to its expiration; provided, however, that the trustee, or the trustee and the holders of such principal amount of senior notes of such series, as the case may be, shall be deemed to have agreed to an extension of such period if corrective action is initiated by us within such period and is being diligently pursued and written notice of the initiation of such corrective action is given to the trustee within such period;

•	events of bankruptcy, insolvency or reorganization relating to us specified in the indenture; or

•	any other event of default included in any supplemental indenture, board resolution or officer’s certificate establishing a series of senior notes.

(Indenture, Section 801.)

The trustee may withhold notice to the holders of senior notes of any default, except default in the payment of principal, premium or interest, if it considers the withholding of notice to be in the interests of the holders. (Indenture, Section 902.)

Remedies

Acceleration of Maturity

If an event of default applicable to the senior notes of any series but not applicable to other series of outstanding securities occurs and continues, either the trustee or the holders of a majority in aggregate principal amount of the senior notes of such series may then declare the principal amount of all senior notes of such series and interest accrued thereon to be due and payable immediately. However, under the indenture, some senior notes may provide for a specified amount less than their entire principal amount to be due and payable upon that declaration. These senior notes are defined as “Discount Securities” in the indenture. If an event of default applicable to outstanding senior notes of more than one series exists, either the trustee or the holders of a majority in aggregate principal amount of all senior notes then outstanding of all such series, considered as one class, and not the holders of the senior notes of any one of such series, may declare the principal of all senior notes of all such series and interest accrued thereon to be due and payable immediately. As a consequence of each such declaration with respect to senior notes of any series, the principal amount of, or specified portion thereof in the case of Discount Securities, such securities and interest accrued thereon shall become due and payable immediately. (Indenture, Section 802.)

There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.

Rescission of Acceleration

At any time after a declaration of acceleration with respect to the senior notes of any series has been made and before a judgment or decree for payment of the money due has been obtained, the event of default under the indenture giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered automatically rescinded and annulled, if:

•	we have paid or deposited with the trustee a sum sufficient to pay:

(1) all overdue interest on all senior notes of the series;

(2) the principal of and premium, if any, on any senior notes of the series then outstanding, which have otherwise become due and interest thereon that is currently due;

(3) interest on overdue interest, if any, to the extent payment is lawful; and

(4) all amounts due to the trustee under the indenture; and

•	any other event of default under the indenture with respect to the senior notes of that series, other than the non-payment of principal of such series which shall have become due solely by such declaration of acceleration, has been cured or waived as provided in the indenture.

However, no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or impair any related right. (Indenture, Section 802.)

Control by Holders

Other than its duties in case of an event of default under the indenture, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless the holders offer the trustee a reasonable indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with any such direction. (Indenture, Section 903.) If they provide this reasonable indemnity, the holders of a majority in aggregate principal amount of any series of senior notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred on the trustee. However, if the event of default under the indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series, considered as one class, will have the right to give this direction and not the holders of the senior notes of any one series. The trustee is not obligated to comply with directions that conflict with law or other provisions of the indenture. (Indenture, Section 812.)

Limitation on Holders’ Right to Institute Proceedings

No holder of senior notes of any series will have any right to institute any proceeding under the indenture, or any remedy under the indenture, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default under the indenture;

•	the holders of a majority in aggregate principal amount of the outstanding senior notes of all series in respect of which an event of default under the indenture shall have occurred and be continuing, considered as one class, have made a written request to the trustee, and have offered reasonable indemnity to the trustee to institute proceedings;

•	the trustee has failed to institute any proceeding for 60 days after notice; and

•	no direction inconsistent with such written request shall have been given to the trustee during that 60-day period by the holders of a majority in aggregate principal amount of the outstanding senior notes of all series in respect of which an event of default shall have occurred and be continuing, considered as one class;

provided that no holder or holders of senior notes shall have any right in any manner to affect or prejudice the rights of other holders of senior notes of any series or to obtain priority over such other holders. (Indenture, Section 807.) However, these limitations do not apply to a suit by a holder of a senior note for payment of the principal, premium, if any, or interest on the senior note on or after the applicable due date. (Indenture, Section 808.)

We have agreed under the indenture to provide to the trustee an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the indenture. (Indenture, Section 606.)

Modification and Waiver

Without the consent of any holder of senior notes issued under the indenture, including holders of the New Senior Notes, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the indenture and in the senior notes;

•	to add additional covenants or other provisions for the benefit of the holders of all or any series of senior notes or for us to surrender any right or power under the indenture;

•	to add additional events of default under the indenture for all or any series of senior notes;

•	to change, eliminate or add any provision to the indenture; provided, however, if the change, elimination or addition will adversely affect the interests of the holders of senior notes of any series in any material respect, the change, elimination or addition will become effective only:

(1) when the consent of the holders of senior notes of such series has been obtained in accordance with the indenture; or

(2) when no senior notes of the affected series remain outstanding under the indenture;

•	to provide collateral security for all but not part of the senior notes;

•	to establish the form or terms of senior notes of any series as permitted by the indenture;

•	to provide for the authentication and delivery of bearer notes and any coupons appertaining thereto;

•	to evidence and provide for the acceptance of appointment of a successor trustee;

•	to provide for the procedures required for use of a noncertificated system of registration for the senior notes of all or any series;

•	to change any place where principal, premium, if any, and interest shall be payable, securities may be surrendered for registration of transfer or exchange and notices and demands to us may be served;

•	to amend and restate the indenture as originally executed and as amended from time to time, with additions, deletions and other changes that do not adversely affect the interests of the holders of senior notes of any series in any material respect; or

•	to cure any ambiguity, to correct or supplement any defect or inconsistency or to make any other changes or to add provisions with respect to matters and questions arising under the indenture; provided that such other changes or additions do not adversely affect the interests of the holders of senior notes of any series in any material respect.

(Indenture, Section 1201.)

The holders of a majority in aggregate principal amount of the senior notes of all series then outstanding and affected, considered as one class, may waive compliance by us with some restrictive provisions of the indenture. (Indenture, Section 607.) The holders of a majority in aggregate principal amount of the outstanding senior notes of any series may waive any past default under the indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the indenture that cannot be modified or be amended without the consent of the holder of each outstanding senior note of the series affected. (Indenture, Section 813.)

The consent of the holders of a majority in aggregate principal amount of the senior notes of all series then outstanding is required for all other modifications to the indenture. However, if less than all of the series of senior notes are directly affected by a proposed supplemental indenture, then only the consent of the holders of a majority in aggregate principal amount of all series that are directly affected, considered as one class, will be required. No such amendment or modification may:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any senior note, or reduce the principal amount of any senior note or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any senior note, without the consent of the holder;

•	reduce the percentage in principal amount of the outstanding senior notes of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

•	modify some of the provisions of the indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the senior notes of any series, without the consent of the holder of each outstanding senior note affected thereby.

(Indenture, Section 1202.)

A supplemental indenture which changes the indenture solely for the benefit of one or more particular series of senior notes, or modifies the rights of the holders of senior notes of one or more series, will not affect the rights under the indenture of the holders of the senior notes of any other series.

The indenture provides that senior notes owned by us or any other obligor or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us or such obligor shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Indenture, Section 101.)

We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we shall have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding notes have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding senior notes shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same senior notes and the holder of every senior note issued upon the registration of transfer of or in exchange of these senior notes. A transferee will be bound by acts of the trustee or us in reliance thereon, whether or not notation of that action is made upon the senior note. (Indenture, Section 104.)

Resignation of a Trustee

A trustee may resign at any time by giving written notice to us or may be removed at any time by act of the holders of a majority in aggregate principal amount of any series of senior notes then outstanding delivered to the trustee and us. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if we have delivered to the trustee a resolution of our Board of Directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the indenture, the trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the indenture. (Indenture, Section 910.)

Notices

Notices to holders of New Senior Notes will be given by mail to the addresses of such holders as they may appear in the security register for New Senior Notes. (Indenture, Section 106.)

Title

We, the trustee, and any of our agents or agents of the trustee, may treat the person in whose name New Senior Notes are registered as the absolute owner thereof, whether or not the senior notes may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Indenture, Section 308.)

Governing Law

The indenture and the New Senior Notes will be governed by, and construed in accordance with, the laws of the State of New York. (Indenture, Section 112.)

Information about the Trustee

The trustee under the indenture will be Wells Fargo Bank, National Association. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with Wells Fargo Bank, National Association in the ordinary course of our and their business. Wells Fargo Bank, National Association is a lender under our approximately $3.5 billion revolving credit facility.

Book-Entry Only Securities

Unless otherwise specified in the applicable prospectus supplement, the New Senior Notes will trade through DTC. Each series of New Senior Notes will be represented by one or more global certificates and registered in the name of Cede & Co., DTC’s nominee. Upon issuance of the global certificates, DTC or its nominee will credit, on its book-entry registration and transfer system, the principal amount of the New Senior Notes represented by such global certificates to the accounts of institutions that have an account with DTC or its participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global certificates will be limited to participants or persons that may hold interests through participants. The global certificates will be deposited with the trustee as custodian for DTC.

DTC is a New York clearing corporation and a clearing agency registered under Section 17A of the Exchange Act. DTC holds securities for its participants. DTC also facilitates the post-trade settlement of securities transactions among its participants through electronic computerized book-entry transfers and pledges in the participants’ accounts. This eliminates the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Others who maintain a custodial relationship with a participant can use the DTC system. The rules that apply to DTC and those using its systems are on file with the SEC.

Purchases of the New Senior Notes within the DTC system must be made through participants, who will receive a credit for the New Senior Notes on DTC’s records. The beneficial ownership interest of each purchaser will be recorded on the appropriate participant’s records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through whom they purchased New Senior Notes. Transfers of ownership in the New Senior Notes are to be accomplished by entries made on the books of the participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates for their New Senior Notes of a series, except if use of the book-entry system for the New Senior Notes of that series is discontinued.

To facilitate subsequent transfers, all New Senior Notes deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the New Senior Notes with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the New Senior Notes. DTC’s records reflect only the identity of the participants to whose accounts such New Senior Notes are credited. These participants may or may not be the beneficial owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of New Senior Notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the New Senior Notes, such as redemptions, tenders, defaults and proposed amendments to the mortgage. Beneficial owners of the New Senior Notes may wish to ascertain that the nominee holding the New Senior Notes has agreed to obtain and transmit notices to the beneficial owners.

Redemption notices will be sent to DTC. If less than all of the New Senior Notes of a series are being redeemed, DTC’s practice is to determine by lot the amount of New Senior Notes of such series held by each participant to be redeemed.

Neither DTC nor Cede & Co. will itself consent or vote with respect to New Senior Notes, unless authorized by a participant in accordance with DTC’s procedures. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the New Senior Notes are credited on the record date.

Payments of redemption proceeds, principal of, and interest on the New Senior Notes will be made to Cede & Co., or such other nominee as may be requested by DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or our agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices. Payments will be the responsibility of participants and not of DTC, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal and interest to Cede & Co. (or such other nominee as may be requested by DTC) is our responsibility. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.

Except as provided in the applicable prospectus supplement, a beneficial owner will not be entitled to receive physical delivery of the New Senior Notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the New Senior Notes.

DTC may discontinue providing its services as securities depositary with respect to the New Senior Notes at any time by giving us reasonable notice. In the event no successor securities depositary is obtained, certificates for the New Senior Notes will be printed and delivered. We may decide to replace DTC or any successor depositary. Additionally, subject to the procedures of DTC, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to some or all of the New Senior Notes. In that event or if an event of default with respect to a series of New Senior Notes has occurred and is continuing, certificates for the New Senior Notes of such series will be printed and delivered. If certificates for such series of New Senior Notes are printed and delivered,

•	those New Senior Notes will be issued in fully registered form without coupons;

•	a holder of certificated New Senior Notes would be able to exchange those New Senior Notes, without charge, for an equal aggregate principal amount of New Senior Notes of the same series, having the same issue date and with identical terms and provisions; and

•	a holder of certificated New Senior Notes would be able to transfer those New Senior Notes without cost to another holder, other than for applicable stamp taxes or other governmental charges.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take any responsibility for the accuracy of this information.

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

We may issue junior subordinated debentures, in one or more series, under an indenture, between us and the trustee specified therein. The terms of any junior subordinated indenture will be described in a prospectus supplement.

SELLING SECURITYHOLDERS

Selling securityholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, our securities in various private transactions. Such selling securityholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. If authorized by us, the initial purchasers of our securities, as well as their transferees, pledgees, donees or successors, all of whom we refer to as “selling securityholders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

The applicable prospectus supplement will set forth the name of each selling securityholder, the number and type of securities beneficially owned by such selling securityholder that are covered by such prospectus supplement, the number and type of securities to be offered for the securityholder’s account and the amount and (if one percent or more) the percentage of the class to be owned by such securityholder after completion of the offering. The applicable prospectus supplement also will disclose whether any of the selling securityholders have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

Methods and Terms of Sale

We and any selling securityholder may use a variety of methods to sell the securities offered pursuant to this prospectus on a continuous or delayed basis:

1.	through one or more underwriters or dealers;

2.	directly to one or more purchasers;

3.	through one or more agents; or

4.	through a combination of any such methods of sale.

This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement.

The applicable prospectus supplement will set forth the terms under which the securities are offered, including the name or names of any underwriters, dealers or agents, the respective amounts offered, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts and other items constituting compensation, any initial offering price and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Through Underwriters or Dealers

If underwriters are used in the sale of the securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the securities directly or through underwriting syndicates represented by managing underwriters. Unless otherwise stated in the prospectus supplement relating to any of the securities, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the securities if they purchase any of them. If a dealer is used in the sale, the securities will be sold to the dealer as principal. The dealer may then resell those securities at varying prices determined at the time of resale.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Through Agents

We and any selling securityholder may designate one or more agents to sell the securities. Unless stated in a prospectus supplement, the agents will agree to use their best efforts to solicit purchases for the period of their appointment.

Directly

We and any selling securityholder may sell the securities directly to one or more purchasers. In this case, no underwriters, dealers or agents would be involved.

General Information

We may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the securities at the public offering price and on the terms described in the related prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.

The securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which are referred to herein as the “remarketing firms,” acting as principals for their own accounts or as our agent, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, in connection with the securities remarketed thereby.

Unless otherwise specified in the applicable prospectus supplement, except for our common stock, which is listed on the New York Stock Exchange and the Chicago Stock Exchange, the securities will not be listed on a national securities exchange.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately-negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement.

We may make sales of our common stock to or through one or more underwriters, dealers or agents in “at-the-market” offerings, and, if we engage in such transactions, we will do so pursuant to the terms of an agreement between us and the underwriters, dealers or agents. If we engage in at-the-market sales pursuant to a distribution or similar agreement, we will issue and sell shares of our common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis.

We may have agreements to indemnify agents, underwriters and dealers against, or to contribute to payments which the underwriters, dealers and agents may be required to make in respect of, certain civil liabilities, including liabilities under the Securities Act of 1933.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the 2017 Form 10-K, and the effectiveness of Entergy Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGALITY

The legality of the securities will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York. Certain legal matters with respect to the securities will be passed on for any underwriters, dealers or agents by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Pillsbury Winthrop Shaw Pittman LLP regularly represents our affiliates in connection with various matters.

13,289,037 Shares

Common Stock

Prospectus Supplement dated June 6, 2018

Joint Book-Running Managers

Morgan Stanley

Goldman Sachs & Co. LLC

J.P. Morgan

Barclays

BofA Merrill Lynch

Citigroup

Wells Fargo Securities

Co-Managers

BNP PARIBAS

Mizuho Securities

MUFG

Scotia Howard Weil